Exhibit 99.1

PRESS RELEASE

Prothena Announces that Novo Nordisk Will Advance Coramitug (formerly PRX004) into Phase 3 Development for ATTR Amyloidosis with Cardiomyopathy

•	Coramitug is a potential first-in-class amyloid depleter antibody for the treatment of ATTR amyloidosis with cardiomyopathy1-3

•	Novo Nordisk successfully completed a Phase 2 trial with coramitug and is expected to initiate a Phase 3 program in 2025

•	Prothena to earn a clinical milestone payment when prespecified enrollment criteria are met in a Phase 3 clinical trial by Novo Nordisk

DUBLIN, Ireland, August 6, 2025 — Prothena Corporation plc (NASDAQ:PRTA), announced that Novo Nordisk communicated during their second quarter 2025 earnings call on August 6, 2025 that they expect to advance coramitug, a potential first-in-class amyloid depleter antibody, into a Phase 3 program for ATTR amyloidosis with cardiomyopathy (ATTR-CM) in 2025. Coramitug was initially developed by Prothena and was acquired by Novo Nordisk in July 2021.

“We are excited by Novo Nordisk’s decision to advance coramitug into Phase 3 development. There remains a significant unmet need in patients with ATTR amyloidosis with cardiomyopathy, who are at high risk for early mortality and significant morbidity due to amyloid deposition in vital organs,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena.

Under the terms of the agreement, Prothena is eligible to receive up to $1.2 billion dollars upon achievement of clinical development and sales milestones, including the $100 million earned to date. Prothena is eligible to earn a clinical milestone payment when prespecified enrollment criteria are met in the Phase 3 clinical trial. Novo Nordisk gained full worldwide rights to the intellectual property and related rights of the ATTR amyloidosis business and pipeline it acquired from Prothena in July 2021.

About Coramitug (formerly PRX004)

Coramitug (formerly PRX004) is an investigational antibody designed to deplete amyloid associated with disease pathology in hereditary and wild type ATTR amyloidosis, without affecting the native, normal tetrameric form of the protein1-3. Coramitug’s proposed mechanism of action is to deplete both the deposited amyloid to improve organ function and circulating non-native TTR to prevent further organ deposition1-3. In preclinical studies, coramitug or its murine form demonstrated ability to inhibit amyloid fibril formation, bind soluble aggregate forms of non-native TTR and promote clearance of insoluble amyloid fibrils through antibody-mediated phagocytosis1,2. In a Phase 1 clinical study, coramitug was well tolerated in patients with ATTRv amyloidosis and demonstrated potential clinical activity on Global Longitudinal Strain (GLS) and Neuropathy Impairment Score (NIS)3. This differentiated depleter mechanism of action could be developed as a monotherapy approach to ATTR amyloidosis and might also complement existing therapeutic approaches which either stabilize or reduce production of the native TTR tetramer3.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the treatment potential, design, and proposed mechanism of action coramitug; plans for ongoing and future clinical trials of coramitug; and amounts we might receive under our agreement with Novo Nordisk. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

References:

1 Preclinical studies of PRX004 (coramitug) – data on file

2 Higaki JN et al. Amyloid, 2016

3 Suhr OB et al., Amyloid, 2025

Contact:

Mark Johnson, CFA, Vice President, Investor Relations

650-417-1974, mark.johnson@prothena.com